Exhibit 99.1

Contact:	Michael Porter
Investor Relations
Porter, LeVay & Rose, Inc.
(212) 564-4700
mike@plrinvest.com

FOR IMMEDIATE RELEASE
05/24/07

GIGABEAM ANNOUNCES ROGER WIDMANN JOINS BOARD OF DIRECTORS

HERNDON, VA., May 24, 2007 -- GigaBeam Corporation (NASDAQ: GGBM), a world leader in providing ultra high speed point-to-point wireless solutions, marketed as WiFiber® wireless fiber, announced today that Mr. Roger Widmann has joined the Company’s Board of Directors.

Mr. Widmann was a Principal of the investment banking firm of Tanner & Co., Inc. from 1996 to 2004. From 1986 to 1995, Mr. Widmann was a Senior Managing Director of Chemical Securities Inc., a subsidiary of Chemical Banking Corporation (now J.P. Morgan Chase Corporation). Prior to joining Chemical, Mr. Widmann was a founder and CEO of First Reserve Corporation, the largest independent energy investing firm in the U.S. Previously, he was Senior Vice President with Donaldson, Lufkin & Jenrette, responsible for the firm’s domestic and international investment banking business. He has also been a Vice President with New Court Securities Corporation (now Rothschild, Inc.), completing a series of venture capital and merger and acquisition transactions. Mr. Widmann began his career in 1964 as an SEC trial attorney.

Mr. Widmann also serves as a Director of Cedar Shopping Centers, Inc., Port Washington, New York, Paxar Corporation, White Plains, New York, and Standard Motor Products, Inc., Long Island City, New York. He was previously Chairman of Lydall, Inc., Manchester, Connecticut, and a Director of First Reserve Corporation, Greenwich, Connecticut and of Weatherford Enterra, Houston, Texas.

Mr. Widmann has been a senior moderator of the Executive Seminar in the Humanities at The Aspen Institute since 1990 and has been a Director of the March of Dimes of Greater New York since 1988. He is also a Director of Oxfam America, an affiliate of Oxfam International, the global humanitarian and crisis relief organization.

Mr. Widmann earned a B.A. degree from Brown University, cum laude, and a J.D. Degree from Columbia Law School.

Mr. Widmann said, “I look forward to joining the Board of Directors of GigaBeam and working with the management team of the Company. I am impressed with the Company’s technology which offers an effective solution for the Last Mile problem. The potential global market is substantial, and represents a significant opportunity for GigaBeam’s product line.”

Lou Slaughter, Chairman and CEO of GigaBeam, said, “We are fortunate to have Roger Widmann join our Board of Directors. Mr. Widmann brings to the board extensive experience from Wall Street along with his association as a director with prominent public companies. We believe he will make a significant contribution to our company.”

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About GigaBeam Corporation
GigaBeam is a provider of high-performance wireless point-to-point communications transport and access solutions that operate in the licensed 71-76 GHz and 81-86 GHz radio spectrum bands. GigaBeam equipment operates at multi-gigabit-per-second speeds. GigaBeam Corporation headquarters is located at 470 Springpark Place, Suite 900, Herndon, VA 20170. For more information, visit www.gigabeam.com.

Safe Harbor Statement
Statements in this press release regarding GigaBeam's products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond GigaBeam's control and difficult to predict, and could cause actual results to differ materially from these anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: limited capital resources, difficulties in distinguishing GigaBeam's products and services, ability to manufacture and deploy GigaBeam's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the telecommunications industry and the global economy, intense competition in the telecommunications equipment industry and resulting impact on pricing and general financial performance, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in GigaBeam's filings with the Securities and Exchange Commission.

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